EXHIBIT 21.1
Subsidiaries of the Company
At December 31, 2009

State or Jurisdiction of
Organization	Subsidiaries	Ownership%
Delaware	COG Operating LLC	100%
Texas	COG Realty LLC	100%
Texas	Concho Energy Services LLC	100%
Texas	Quail Ranch LLC	100%